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                        MED/WASTE INC. AND SUBSIDIARIES

                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                  (UNAUDITED)





                                            Three Months ended March 31,
                                            ----------------------------
                                                 1997            1996
                                            ----------------------------
 Net income                                 $   150,037      $    87,266
                                            ============================
 Weighted average shares outstanding          2,317,524        1,892,826
                                            ============================
 Net income per share                       $       .06      $       .05
                                            ============================



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